Exhibit 99.1

GigOptix Appoints Darren Ma as Vice President and Chief Financial Officer

SAN JOSE, Calif. – November 18, 2014 – GigOptix, Inc. (NYSE MKT: GIG) a leading supplier of advanced high speed semiconductor components for use in long-haul, metro, Cloud connectivity, data centers, consumer electronics links and interactive applications, through optical and wireless communications networks, today announced the appointment of Darren Ma as Vice President and Chief Financial Officer, effective November 18, 2014. Mr. Ma, who joined GigOptix from the position of Controller of the Power Management and High Reliability and Systems Innovation business units with Semtech Corporation, replaces Curt Sacks who has separated from the company to pursue other interests.

“I am delighted with the addition of Darren to our executive team, as he is the perfect partner to assume the CFO position at GigOptix as the company moves to the next phase of its growth and scalability,” said Dr. Avi Katz, Chairman and Chief Executive Officer of GigOptix, Inc. “I am very impressed with Darren’s leadership, business acumen, financial expertise and understanding of the semiconductor high speed communication industry, and I’m confident that his appointment to the CFO role will provide GigOptix with solid financial leadership as well as an additional energetic business partner on our executive team.”

“Joining GigOptix as Vice President and CFO is an exceptional opportunity for me to apply my experience in the semiconductor market as a contributing member of the executive team,” said Mr. Ma. “I am pleased to be part of this growing and leading-edge technology company as we launch our plans for continued growth in 2015 and beyond.”

“I want to personally thank Curt for the many important contributions he made since joining GigOptix through the Endwave acquisition in 2011. He leaves GigOptix in a much stronger financial position and I wish him much success in the future,” said Dr. Katz.

Mr. Ma brings more than a decade of financial management and leadership experience in the semiconductor industry to GigOptix. Prior to joining GigOptix, Mr. Ma worked in roles of increasing responsibility at Semtech Corporation, most recently serving as Business Unit Controller where he led the financial performance for the Power Management and High Reliability and Systems Innovation business units. Prior to Semtech, Mr. Ma served in numerous finance roles at Intel, where he began his career, and senior finance and financial planning and analysis positions at Fisher Investments.

Mr. Ma holds a Bachelor’s in Managerial Economics, graduating with honors, from the University of California, Davis. He also received his Masters of Business Administration from Arizona State University.

About GigOptix, Inc.

GigOptix is a leading fabless supplier of high speed semiconductor components that enable end-to-end information streaming over optical and wireless networks. The products address long-haul and metro telecom applications as well as emerging high-growth opportunities for Cloud and data centers connectivity, and interactive applications for consumer electronics. GigOptix offers a unique broad portfolio of drivers and TIAs for 40Gbps, 100Gbps and 400Gbps fiber-optic telecommunications and data-communications networks, and high performance MMIC solutions that enable next generation wireless microwave systems up to 90GHz. GigOptix also offers a wide range of digital and mixed-signal ASIC solutions in a wide range of technology geometries from 28nm to 0.6um, and enables a complete product life cycle support from swift introduction of new product to extension of legacy products.

Investors

Darrow Associates, Inc.

Jim Fanucchi, 408-404-5400

ir@gigoptix.com